      NANTUCKET ELECTRIC COMPANY
Statement of Income
Twelve Months Ended March 31, 2000
(Unaudited)

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               (In Thousands)

Operating revenue     $16,032
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Operating expenses:
     Purchased electric energy:
       Non-affiliates     4,316
       Contract termination charges from New England
         Power Company, an affiliate     1,498
     Other operation     3,518
     Maintenance        852
     Depreciation and amortization     2,356
     Taxes, other than federal income taxes        509
     Income taxes     397
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          Total operating expenses     13,446
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Operating income     2,586
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Other income:
      Other income (expense)- net     (8)
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          Operating and other income        2,578
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Interest:
     Interest on long-term debt     1,764
     Other interest     200
     Allowance for borrowed funds used during construction     (4)
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          Total interest     1,960
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Net income     $   618
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Statement of Retained Earnings

Retained earnings at beginning of period     $ 1,598
Net income     618
Purchase accounting adjustment     (2,135)
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Retained earnings at end of period     $    81
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